                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 UNITRIN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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Notes:

                            [LOGO OF UNITRIN, INC.]
                             One East Wacker Drive
                            Chicago, Illinois 60601

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997

  The Annual Meeting of Shareholders of Unitrin, Inc. will be held on Wednesday, May 14, 1997, at 10:00 a.m. at The First Chicago Center, One First National Plaza, Dearborn and Madison Streets (Plaza Level), Chicago, Illinois 60670.

  The meeting is called for the following purposes:

    1. To elect a Board of Directors.

    2. To consider and act upon a proposal to approve the Unitrin, Inc. 1997 Stock Option Plan.

    3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 17, 1997 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Unitrin, Inc. corporate offices, One East Wacker Drive, Chicago, Illinois 60601.

                                          By Order of the Board of Directors

                                          /s/ Scott Renwick
                                          Scott Renwick
                                          Secretary

April 9, 1997

WHETHER OR NOT YOU ARE ABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK THE BOX PROVIDED ON THE ACCOMPANYING PROXY.

                            [LOGO OF UNITRIN, INC.]
       Corporate Offices: One East Wacker Drive, Chicago, Illinois 60601

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the issuer, Unitrin, Inc. ("Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 14, 1997, at 10:00 a.m. at The First Chicago Center, One First National Plaza, Dearborn and Madison Streets (Plaza Level), Chicago, Illinois, 60670, and at any adjournment thereof.

  Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareholder present at the meeting who expresses a desire to vote in person. Proxies specifying a choice as to either the election of directors or Proposal 2 will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted for election of the nominees specified on page 4 and in favor of Proposal 2. By executing and returning the accompanying proxy, each shareholder will further authorize the persons named in such proxy to vote in their discretion as to such other items of business, if any, that may properly come before the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against proposals brought before the meeting, but will not have an effect on the election of the directors. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will be considered as present for quorum purposes on all matters. Broker non-votes will have no effect on any matter to be brought before the meeting, including the election of directors.

  The principal solicitation of proxies is being made by mail; however, additional solicitation may be made through direct communication with certain shareholders or their representatives by directors, officers and employees of the Company and its subsidiaries, who will receive no additional compensation therefor. The Company has retained the services of W.F. Doring & Co., Inc. ("Doring") to aid in the solicitation of proxies. Doring estimates that its fees and expenses will not exceed $10,000. The total expense of the solicitation will be borne by the Company and will include, in addition to the amounts paid to Doring, amounts paid to reimburse banks, brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 9, 1997.

                               VOTING SECURITIES

  March 17, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On that date, there were 37,394,075 shares of the Company's common stock ("Common Stock") issued and outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share owned on all matters submitted to a vote of shareholders.

                           OWNERSHIP OF COMMON STOCK

  The following table shows the beneficial ownership of Common Stock as of March 17, 1997 (unless otherwise indicated) by: (i) each director, including directors who are also executive officers; (ii) each other executive officer named in the Summary Compensation Table on page 9; (iii) all directors and executive officers as a group; and (iv) each other person known by the Company to be the beneficial owner of more than five percent of the Common Stock. Unless otherwise indicated, to the Company's knowledge, the beneficial owner has both sole voting and sole dispositive powers with respect to the shares listed opposite his name.

                                         AMOUNT AND NATURE OF          PERCENT OF
   NAME                                  BENEFICIAL OWNERSHIP          CLASS (1)
   ----                                  --------------------          ----------
   Directors
    James E. Annable                               9,000 (2)                *
    Reuben L. Hedlund                              5,000 (2)                *
    Jerrold V. Jerome--Chairman                  199,248 (2)                *
    George A. Roberts                            395,225 (3)               1.1
    Fayez S. Sarofim                           3,365,897 (4)               8.9
    Henry E. Singleton                         7,242,260 (5)              19.2
    Richard C. Vie--President & CEO              132,359 (2),(3)            *
   Executive Officers
    James W. Burkett                              21,102 (2)                *
    Eric J. Draut                                 19,094 (2)                *
    Thomas H. Maloney                             22,300 (2)                *
   Directors and Executive Officers
    as a Group (12 persons)                   11,445,985 (2)              30.4
   Other 5% Owners
    George Kozmetsky
    2815 San Gabriel Street
    Austin, TX 78705                           2,574,460 (6)               6.8

--------
(1) Based on the number of shares outstanding on the record date, March 17, 1997, plus shares deemed outstanding pursuant to SEC rules. An asterisk in this column indicates ownership of less than 1% of the outstanding Common Stock. Each outstanding share of Common Stock includes an attached right under the Company's shareholder rights plan adopted August 3, 1994. Among other provisions of the rights plan, if any person or group beneficially owns 15% or more of the Common Stock without approval of the Board of Directors, then each shareholder (other than the non-approved acquiror or its affiliates or transferees) would be entitled to buy Common Stock having twice the market value of the exercise price of the rights, which the Board of Directors has set at $125 (subject to certain adjustment provisions).

(2) Shares shown for the named executive officers (and Messrs. Annable and Hedlund) include shares which they have the right to acquire presently or within 60 days of the date of this Proxy Statement through exercise of stock options. The number of such acquirable shares for each of such persons is as follows: Annable (4,000); Hedlund (4,000); Jerome (86,000); Vie (98,300); Burkett (12,000); Draut (16,667) and Maloney
   (22,000).

(3) Shares shown for Dr. Roberts include 9,915 shares owned by his wife with respect to which he disclaims beneficial ownership. Shares shown for Mr. Vie include 2,128 shares held by a trust, the trustee of which is his wife. Mr. Vie disclaims beneficial ownership of such shares.

(4) Based upon information as of December 31, 1996 contained in an amendment to a Schedule 13G filed by Mr. Sarofim with the Securities and Exchange Commission, Mr. Sarofim may be deemed to be the beneficial owner of 3,365,897 shares of Common Stock. Of such shares, Mr. Sarofim reported sole voting and dispositive powers as to 1,012,335 shares, shared voting power as to 2,105,969 shares and shared dispositive power as to 2,352,562 shares. Substantially all of the shares which are not subject to sole voting and dispositive powers are held in accounts managed by Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) or by its wholly-owned subsidiaries, Sarofim Trust Co. and Sarofim International Management Company, or are owned directly by such companies for their own accounts. Fayez Sarofim & Co. maintains policies which preclude Mr. Sarofim from exercising voting and dispositive powers with respect to Common Stock held in accounts managed by Fayez Sarofim & Co. and its subsidiaries. Shares shown include 1,000 shares owned by members of Mr. Sarofim's family with respect to which he disclaims beneficial ownership. Mr. Sarofim's mailing address is Two Houston Center, Suite 2907, Houston, Texas 77010.

(5) Dr. Singleton's mailing address is 335 North Maple Drive, Beverly Hills, California 90210.
(6) Based upon information supplied by Dr. Kozmetsky, as of March 17, 1997, he may be deemed to be the beneficial owner of 2,574,460 shares of Common Stock. Of such shares, Dr. Kozmetsky reported sole voting and dispositive powers as to 2,450,000 shares and shared voting and dispositive powers as to 94,000 shares which are owned by RGK Foundation, Inc., a non-profit corporation of which Dr. Kozmetsky is one of seven trustees. Dr. Kozmetsky disclaims beneficial ownership of all shares held by RGK Foundation and of 30,460 shares owned by his wife which are included as part of his holdings in this table.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the meeting to serve for a term of one year or until the election of their successors. If any of the persons named below refuses or is unable to serve as a director (which is not anticipated), the persons named in the accompanying proxy reserve full discretion to vote for any or all other persons as may be nominated. The vote of the holders of a majority of the Common Stock having voting power present, in person or by proxy, is required for the election of any nominee as a director.

BUSINESS EXPERIENCE OF NOMINEES

  Following is a summary of the business experience during the last five years of each person nominated to be a director of the Company. References hereafter in this Proxy Statement to "Allegheny Teledyne" are to Allegheny Teledyne Incorporated and references to "Argonaut" are to Argonaut Group, Inc.

  James E. Annable, 53, has been a director of the Company since November 1993. He has been Senior Vice President and Chief Economist of The First National Bank of Chicago and First Chicago NBD Corporation for more than the last five years.

  Reuben L. Hedlund, 60, has been a director of the Company since November 1993. He has been a partner of the Chicago law firm of Hedlund Hanley & John for more than the last five years.

  Jerrold V. Jerome, 67, has been a director of the Company since February 1990 and Chairman of the Board of Directors since February 1994. Mr. Jerome was Vice Chairman of the Board from March 1992 to February 1994.

  George A. Roberts, 78, has been a director of the Company since February 1990. He is also a director of Argonaut and Allegheny Teledyne and was Chairman of the Board of Directors of Teledyne, Inc. from January 1991 until March 1993.

  Fayez S. Sarofim, 68, has been a director of the Company since March 1990. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. He is also a director of Allegheny Teledyne, Argonaut and Imperial Holly Corporation.

  Henry E. Singleton, 80, is a rancher and investor and has been a director of the Company since February 1990 and was Chairman of the Board of Directors from August 1990 to February 1994. He is also a director of Argonaut and Allegheny Teledyne.

  Richard C. Vie, 59, has been a director of the Company since March 1990 and President and Chief Executive Officer since March 1992.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The Company does not have a nominating committee.

  The Executive Committee, which met six times in 1996, consists of Dr. Singleton and Messrs. Jerome and Vie. The Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors.

  The Audit Committee, which met four times in 1996, consists of Dr. Roberts and Messrs. Hedlund and Sarofim. The Audit Committee reviews the scope of the audit and non-audit assignments of the Company's independent public accountants and related fees, the accounting principles applied by the Company in financial reporting, the scope of internal auditing procedures and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants and the Company's internal auditors.

  The Compensation Committee, which met four times in 1996, consists of Drs. Singleton and Roberts and Messrs. Annable, Hedlund and Sarofim. The Compensation Committee sets the compensation of the Company's executives, including its executive officers.

  The Stock Option Committee, which was created in October 1996 and met one time in 1996, consists of Messrs. Annable and Hedlund. The Stock Option Committee selects executives and other key employees of the Company and its subsidiaries to receive stock options pursuant to the Company's 1990 Stock Option Plan and, if approved by the shareholders, under the 1997 Stock Option Plan, and otherwise generally administers such plans.

  In 1996, the Company's Board of Directors met four times and, except for Dr. Singleton, each director attended more than 75% of the meetings of the Board of Directors and committees of the Board on which he served.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive an annual fee of $30,000 for service on the Board and a fee of $1,500 for each Board Meeting attended. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

                               EXECUTIVE OFFICERS

  The following summarizes the business experience over the last five years of the Company's executive officers, other than Messrs. Jerome and Vie whose business experience is described on page 4. The executive officers serve at the pleasure of the Board of Directors.

  David F. Bengston, 48, has been a Vice President of the Company since April 1992, and was Treasurer from February 1990 until April 1992.

  James W. Burkett, 67, has been a Vice President of the Company since February 1994. He has also been a director and President of Trinity Universal Insurance Company, a subsidiary of the Company, since December 1991.

  Eric J. Draut, 39, has been Chief Financial Officer since February 1997, Treasurer of the Company since April 1992 and was Controller from February 1990 to February 1997.

  Thomas H. Maloney, 65, has been Vice President and General Counsel of the Company since May 1996, and was Secretary from February 1990 to May 1996.

  Scott Renwick, 45, has been Secretary of the Company since May 1996 and Counsel since January 1991.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following report on the compensation of executive officers for 1996 is submitted jointly by the Compensation Committee and the Stock Option Committee. Notwithstanding any general statement to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement into such filings, neither this Report nor the performance graph which follows on page 8 shall be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed under such Acts.

       JOINT REPORT OF COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE

  The Company compensates its executive officers with two principal forms of compensation: cash compensation and stock options. Cash compensation consists of base salary and may include annual, discretionary cash bonuses. Executive officers are eligible to receive stock options under the Unitrin, Inc. 1990 Stock Option Plan and will be eligible to receive stock options under the Unitrin, Inc. 1997 Stock Option Plan, assuming such Plan is approved by the shareholders at the 1997 Annual Meeting. Although the type and terms of options that may be granted under these Plans vary, to date the Company's practice has been to grant ten-year, non-qualified options with exercise prices equal to the fair market value of the Common Stock on the date of grant and which become exercisable in installments over the life of the options.

  The Compensation Committee's overall compensation philosophy is premised on the concept that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. The process of setting the cash compensation of the Company's executive officers, including the Chief Executive Officer, is general and subjective and is not based on formulas or quantitative measures of corporate performance. In its compensation deliberations in 1996, the Compensation Committee had available to it data which summarized the salary and bonus compensation of the chief executive officers and certain other senior officers of a group of insurance and diversified financial services companies, some of which are competitors of the Company. While the Compensation Committee noted these data in establishing the base salary and bonus compensation of the Company's Chief Executive Officer for 1996, such data were not determinative of his compensation and the Compensation Committee did not target a specific level within the range of such data for his 1996 compensation. Such data were not referenced in establishing the compensation of any of the Company's other executive officers, but it was noted that the compensation levels of the Company's executive officers were below those of the data presented.

  Base annual cash compensation depends on the Compensation Committee's subjective assessment of the individual officer's work performance with respect to such officer's normal job responsibilities. The Compensation Committee may also award discretionary bonuses to the executive officers to reward significant effort or achievement. Whether a particular officer receives a bonus for a given year, and the amount of the bonus, depends upon the Compensation Committee's subjective evaluation of such officer's work performance during the year. The level of Mr. Jerome's annual cash compensation reflects his status as a half-time employee of the Company.

  The Stock Option Committee endorses the concept that the interests of the executive officers are more closely aligned with those of the shareholders through the award of stock options. The number of stock options granted to executive officers, including the Chief Executive Officer, is determined by the Stock Option Committee's subjective evaluation of the particular officer's ability to influence the long-term growth and profitability of the Company, given his particular job responsibilities. In light of the Chief Executive Officer's overall, day-to-day responsibility for the Company's operations and financial results, he would ordinarily be deemed to have the greatest ability to influence the long-term growth and profitability of the Company and would therefore generally receive a greater number of options (and a larger bonus) than the other executive officers. In determining the number of stock options to grant a particular officer, the Stock Option Committee also takes into account the number of options already held by such officer. The Stock Option Committee has no predetermined goal for a particular level of stock ownership by its executive officers.

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to its chief executive officer and any of its four other most highly compensated executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. All stock options that have been granted to the Company's executive officers through the end of 1996 either are not subject to section 162(m) (because they were granted prior to the effective date of such section) or qualify as performance-based compensation under section 162(m), as interpreted by final regulations promulgated by the Internal Revenue Service thereunder, and therefore are not subject to the deduction limit under such section. Further, the Company does not expect that the cash compensation of any of its executive officers will exceed the $1 million limit during 1997. Accordingly, the Company has not adopted a policy with respect to qualifying executive officer compensation under section 162(m).

     Compensation                         Stock Option
     Committee of the Board of            Committee of the Board of
     Directors of Unitrin, Inc.           Directors of Unitrin, Inc.


     James E. Annable                     James E. Annable

     Reuben L. Hedlund                    Reuben L. Hedlund

     George A. Roberts

     Fayez S. Sarofim

     Henry E. Singleton

                             [GRAPH APPEARS HERE]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
    AMONG UNITRIN, INC., EQUITY MARKET INDEX, AND FULL LINE INSURANCE INDEX


                                                           FULL LINE
Measurement Period           UNITRIN,     DOW JONES        INSURANCE
(Fiscal Year Covered)        INC.         EQUITY INDEX       GROUP
---------------------        --------     ------------     ---------
Measurement Pt-
12/31/91                       $100           $100            $100
FYE 12/31/92                   $123           $109            $119
FYE 12/31/93                   $129           $119            $140
FYE 12/31/94                   $132           $120            $130
FYE 12/31/95                   $154           $166            $202
FYE 12/31/96                   $187           $206            $250

Graph assumes $100 invested on December 31, 1991 in the Company's Common Stock, Dow Jones Equity Market Index and Dow Jones Full Line Insurance Group, in each case with dividends reinvested.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                            ANNUAL COMPENSATION      AWARDS
                                            --------------------  ------------
                                            SALARY                                   ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR   ($)   BONUS ($)(1) OPTIONS (#)(2) COMPENSATION ($)(3)
     ---------------------------       ---- ------  ------------ -------------- -------------------
Jerrold V. Jerome(4).................  1996 268,750    85,000        37,742             300
Chairman of the Board                  1995 243,750    60,000        15,000             300
                                       1994 225,000    60,000        20,000             300
Richard C. Vie.......................  1996 612,500   150,000        78,662             300
President and Chief Executive Officer  1995 475,000   100,000        75,000             300
                                       1994 381,250   100,000        75,000             300
James W. Burkett(5)..................  1996 300,000    75,000        26,898             300
Vice President                         1995 280,000    50,000        20,000             300
                                       1994 261,250    50,000        20,000             300
Eric J. Draut........................  1996 126,750    30,000         4,667             300
Treasurer and Chief Financial Officer  1995 114,500    20,000         5,000             300
                                       1994 104,500    20,000        10,000             300
Thomas H. Maloney....................  1996 164,890    22,000             0             300
Vice President and General Counsel     1995 151,140    22,000         5,000             300
                                       1994 141,890    22,000         5,000             300

--------
(1) Cash bonuses are listed for the year earned, but are paid in the following year.
(2) All options listed were granted pursuant to the Unitrin, Inc. 1990 Stock Option Plan and all options granted in 1996 were restorative options. (See footnote (1) to the table on page 10.)
(3) The amounts shown in this column represent Company matching contributions to the named officers' accounts under the Company's 401K Savings Plan.
(4) The level of Mr. Jerome's annual compensation reflects his status as a half-time employee of the Company.
(5) Mr. Burkett was elected a Vice President of the Company in February 1994. Data shown for Mr. Burkett for 1994 is for the entire year.

                    STOCK OPTION GRANTS IN 1996 FISCAL YEAR

                             INDIVIDUAL GRANTS                              GRANT DATE VALUE
--------------------------------------------------------------------------- ----------------
                         NUMBER OF
                         SECURITIES  PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS    GRANTED TO                                GRANT DATE
                          GRANTED   EMPLOYEES IN  EXERCISE PRICE EXPIRATION  PRESENT VALUE
      NAME                (#) (1)       1996        ($/SH) (2)      DATE         ($)(3)
      ----               ---------- ------------- -------------- ---------- ----------------
Jerrold V. Jerome.......   22,664       3.56%         54.25       04/30/00      142,176
                           15,078       2.37%         54.50       04/30/00       94,580
Richard C. Vie..........    2,072       0.33%         47.50       04/30/00       12,712
                            1,938       0.30%         49.13       04/30/00       11,791
                            1,746       0.27%         50.00       04/30/00       10,877
                            5,892       0.93%         49.75       04/30/00       36,421
                            8,067       1.27%         48.50       04/30/00       48,548
                            7,887       1.24%         51.00       04/30/00       48,143
                            7,905       1.24%         50.75       04/30/00       47,984
                            7,854       1.23%         51.50       04/30/00       47,988
                           12,707       2.00%         52.75       04/30/00       77,902
                            8,178       1.28%         53.00       01/28/02       62,692
                            4,054       0.64%         54.00       01/28/02       31,414
                            6,233       0.98%         55.50       05/04/04       60,398
                            4,129       0.65%         56.25       05/04/04       40,536
James W. Burkett........   16,504       2.59%         55.50       12/19/01      131,184
                            3,287       0.52%         55.50       05/04/04       31,851
                            7,107       1.12%         55.50       05/06/03       63,892
Eric J. Draut...........      228       0.04%         50.00       04/30/00        1,420
                              306       0.05%         49.50       04/30/00        1,894
                              423       0.07%         49.25       04/30/00        2,611
                            3,710       0.58%         53.25       04/30/00       22,882
Thomas H. Maloney.......     None

--------
(1) All options granted to the named executive officers were restorative options granted under the Unitrin, Inc. 1990 Stock Option Plan. Restorative options are granted when an option holder exercises a stock option and makes payment of the exercise price and/or the resulting tax obligations using shares of previously-owned Unitrin Common Stock. In such a case, the option holder is granted a restorative option for the total number of shares used to make such payment. A restorative option becomes exercisable in full six months after the date of grant and expires on the same date as the original option. All options granted in 1996 were non-qualified options for federal income tax purposes.
(2) Exercise prices were set in all cases at the fair market value of the Company's Common Stock on the date of grant.
(3) Grant date present values are based on the Black-Scholes option pricing model, which was applied using the following assumptions: (i) a weighted average expected volatility of 20%; (ii) a risk free rate of return equal to the yield on U.S. Treasury obligations with a maturity comparable to the term of the particular option; (iii) an expected life for restorative options of one-half of the term of such options and 7 years for all other options; and
   (iv) a dividend yield of 3.46%, representing the average, annualized dividend yield on the Common Stock for the period from July 1, 1990 through December 31, 1996. No adjustments were made for the non-transferability of the options or the risk of their forfeiture. The Company's use of the Black-Scholes model should not be viewed as a forecast of the future performance of the Common Stock.

  AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                         NUMBER OF SECURITIES
                             SHARES                     UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                            ACQUIRED        VALUE        OPTIONS AT FY-END (#)    MONEY OPTIONS AT FY-END ($)
      NAME               ON EXERCISE(#) REALIZED($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE (2)
      ----               -------------- -------------- ------------------------- -----------------------------
Jerrold V. Jerome.......     50,000       $1,130,000        69,000/ 93,742            1,455,500/  869,844
Richard C. Vie..........    101,500       $1,873,513        44,572/281,590              569,594/3,050,098
James W. Burkett........     36,000       $  692,500             0/ 80,898                    0/  755,225
Eric J. Draut...........      6,050       $  125,400        10,950/ 22,667              210,300/  274,748
Thomas H. Maloney.......        N/A              N/A        19,000/ 11,000              437,000/  159,250

--------
(1) The "value realized" represents the difference between the exercise price of the shares acquired and the market price of such shares on the date or dates of exercise, without regard to any related tax obligations.
(2) The value of unexercised in-the-money options is calculated by subtracting the applicable exercise price from $55.75 (the closing price of the Common Stock on December 31, 1996) and multiplying the resulting difference by the number of shares covered by the options in question.

PENSION PLANS

  The following table shows, for specified levels of average final salary and years of credited service, the estimated annual benefits payable under the Company's tax-qualified retirement plan (the "Plan") and a related, non-qualified, supplemental executive retirement plan (the "supplemental plan"). These benefit estimates assume retirement in 1997 at age 65 or older.

                                              YEARS OF CREDITED SERVICE
 AVERAGE FINAL                       -------------------------------------------
 ANNUAL SALARY                          5       10       15       20      30 +
 -------------                       ------- -------- -------- -------- --------
 $100,000..........................  $ 7,298 $ 14,596 $ 21,893 $ 29,191 $ 43,787
  150,000..........................   11,423   22,846   34,268   45,691   68,537
  200,000..........................   15,548   31,096   46,643   62,191   93,287
  250,000..........................   19,673   39,346   59,018   78,691  118,037
  300,000..........................   23,798   47,596   71,393   95,191  142,787
  350,000..........................   27,923   55,846   83,768  111,691  167,537
  400,000..........................   32,048   64,096   96,143  128,191  192,287
  450,000..........................   36,173   72,346  108,518  144,691  217,037
  500,000..........................   40,298   80,596  120,893  161,191  241,787
  550,000..........................   44,423   88,846  133,268  177,691  266,537
  600,000..........................   48,548   97,096  145,643  194,191  291,287
  650,000..........................   52,673  105,346  158,018  210,691  316,037
  700,000..........................   56,798  113,596  170,393  227,191  340,787

The foregoing benefits are illustrated as straight-life annuities and are not subject to reduction for Social Security or other offset amounts.

  The years of credited service in the Plan as of December 31, 1996 for each of the Company's executive officers named in the Summary Compensation Table is as follows: Jerome (28), Vie (5), Burkett (4), Draut (5) and Maloney (5). Years of credited service for Mr. Jerome include years of service under a predecessor plan sponsored by Teledyne, Inc., the Company's former parent company. The compensation covered by the Plan is the participant's basic annual salary. Of the amounts set forth in the Summary Compensation Table on page 9, the current compensation covered by the Plan and related supplemental plan for each person named in such table is as follows: Jerome ($275,000); Vie ($675,000); Burkett ($350,000); Draut ($150,000); and Maloney ($190,000).

  Messrs. Vie and Maloney formerly participated in a defined benefit retirement plan sponsored by a subsidiary of the Company. Their participation in that plan was suspended on January 1, 1992 and no further contributions will be made on their behalf; however, each of them will be entitled to benefits under the plan upon retirement based on contributions made through the end of 1991. Assuming retirement at age 65, Mr. Vie would receive annual benefits of $20,971, including amounts attributable to the supplemental plan, and Mr. Maloney would receive annual benefits of $21,467.

CHANGE OF CONTROL ARRANGEMENTS

  The Company has entered into individual severance agreements with each of the Company's executive officers (the "Agreements"). The Agreements provide various severance benefits to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated, in either case within one year after a change of control. Such benefits are also payable to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated for certain specified reasons, in either case in anticipation of a change of control. A change of control is deemed to occur if, on or before December 31, 1997, any person acquires a majority of the voting power of the Common Stock, or the individuals who currently comprise the Company's Board of Directors (or any of the individuals they nominate) cease to comprise a majority of the Board. Each executive officer would be entitled under the Agreements to: (i) a lump sum severance payment based on a multiple of his annualized compensation; (ii) continuation for up to two years of the life and health insurance benefits that were being provided by the Company to such officer and his family immediately prior to termination; and (iii) outplacement services at the Company's expense for up to 52 weeks. Severance benefits payable under the Agreements are to be grossed-up to the extent that a recipient would be subject to an excise tax under Section 4999 of the Internal Revenue Code (including any interest or penalties imposed with respect to such tax) due to the receipt of such benefits or any other benefits that constitute "excess parachute payments" for purposes of Section 280G of the Code. The Agreements contain identical terms and conditions, except that the severance compensation multiple is 2.99 for Messrs. Jerome and Vie and 2.0 for the other executive officers. The Agreements are not employment contracts. In addition, under the terms of the Company's retirement plan and 401K plan, a change of control (regardless of when the change of control occurs) would result in full vesting of the accounts of all participants in such plans, including all executive officers.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee or the Stock Option Committee named on page 5 is a former or current officer or employee of the Company or any of its subsidiaries.

  For purposes of the transactions described below, the term "Company" is deemed to include such of the Company's direct and indirect subsidiaries as may have been parties to or participants in such transactions.

ALLEGHENY TELEDYNE INCORPORATED

  Three of the Company's directors, George A. Roberts, Fayez S. Sarofim and Henry E. Singleton, are also directors of Allegheny Teledyne. As of December 31, 1996, executive officers and directors of the Company beneficially owned in the aggregate approximately 10.1% of the outstanding stock of Allegheny Teledyne.

  During 1996, Allegheny Teledyne provided the Company and its subsidiaries with investment trade execution and other professional services, as well as use of corporate aircraft, for which the Company incurred charges of approximately $500,000. The Company earned premiums of approximately $6.1 million in 1996 on group life insurance written for certain employees of Allegheny Teledyne and its subsidiaries. The Company charged Allegheny Teledyne approximately $1.0 million in 1996 for data processing services based on actual usage of the Company's computers.

  In connection with the Company's spin-off from Teledyne, Inc. in 1990, the Company and Teledyne agreed, with certain exceptions, to defend and indemnify each other against liabilities and expenses arising out of their respective businesses, including certain tax liabilities.

ARGONAUT GROUP, INC.

  Three directors of the Company, George A. Roberts, Fayez S. Sarofim and Henry
E. Singleton, are also directors of Argonaut. As of February 21, 1997, executive officers and directors of the Company beneficially owned in the aggregate approximately 28.2% of the outstanding stock of Argonaut. The Company charged Argonaut approximately $1.6 million in 1996 for data processing services based on actual usage of the Company's computers.

                                   PROPOSAL 2

                         APPROVAL OF THE UNITRIN, INC.
                             1997 STOCK OPTION PLAN

  On February 5, 1997, the Board of Directors adopted the Unitrin, Inc. 1997 Stock Option Plan (the "Plan"), subject to shareholder approval. The following description of the Plan is a summary and does not purport to be fully descriptive. For a full description of the Plan, a copy of the Plan is attached to this Proxy Statement as Exhibit A. Options may continue to be granted under the Unitrin, Inc. 1990 Stock Option Plan until options covering all shares presently available for issuance under such Plan (approximately 400,000) have been granted.

GENERAL

  The purpose of the Plan is to secure for the Company and its shareholders the benefits arising from stock ownership by selected key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or affiliates ("Participants"). All options issuable under the Plan must be granted by December 31, 2006. Effectiveness of the Plan is subject to approval by the Company's shareholders at the 1997 Annual Meeting. Approval of the Plan requires the affirmative vote of holders of a majority of the shares of the Common Stock represented and voting at the 1997 Annual Meeting, including abstentions to the extent abstentions are counted as voting under applicable state law. No options issued prior to such approval are exercisable unless such approval is obtained.

ADMINISTRATION

  The Plan will be administered by a committee of the Board of Directors ("Committee") consisting of two or more persons who qualify both as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, or any successor provisions. The Plan would authorize the Committee to grant (i) incentive stock options ("ISO") under
Section 422 of the Code, (ii) nonqualified stock options, and (iii) stock appreciation rights ("SAR's") to Participants (collectively, "Awards"). Subject to the provisions of the Plan, the Committee shall have authority to construe and interpret the Plan, to determine eligible Participants, to select the times at which Awards will be granted, whether an option will be an ISO or non-qualified option, the size of the Award, the exercise price for the Award and all other determinations necessary or advisable for the administration of the Plan.

SHARES SUBJECT TO THE PLAN

  The shares offered under the Plan consist of the Company's authorized but unissued shares or treasury shares of Common Stock and, subject to adjustment as discussed below, the aggregate amount of such shares which may be subject to Awards will not exceed two million (2,000,000). The maximum number of shares for which awards may be granted to an individual Participant under the Plan shall be one third of such total. Shares of Common Stock issued under the Plan will be accompanied by rights issuable under the Company's Rights Agreement, dated as of August 3, 1994, with First Chicago Trust Company of New York, unless and until certain events occur as described in such Agreement.

TERMS OF OPTIONS

 Types of Awards

  Options. Under the Plan, the Committee may grant ISO's or non-qualified stock options. The exercise price for an ISO may not be less than the fair market value of the Company's Common Stock on the date of grant. ISO's may only be granted to employees.

  Restorative Options. In the case of a Participant who pays the exercise price or tax withholding obligation of an option by surrendering shares of Common Stock previously owned by the Participant, the Participant is entitled to receive another option (a "Restorative Option") of the same type as the option being exercised for the same number of shares that were so surrendered. The duration of the Restorative Option will be for the remaining term of the underlying option, and the exercise price shall be the fair market value of the Common Stock on the day on which the underlying option was exercised. Restorative Options may only be granted to employees or other key individuals performing services for the Company, its subsidiaries or affiliates as consultants or advisors at the time the underlying option is exercised.

  Stock Appreciation Rights. The Committee may also grant tandem SAR's to a Participant entitling the Participant upon exercise of the SAR to receive an amount in any combination of cash or stock equal in value to the difference between the associated option exercise price and the fair market value of the stock on the date of exercise, in lieu of exercising the associated option.

 Other Terms of Awards

  Each Award and all rights associated therewith shall expire on such date as the Committee may determine. The purchase price of a share of Common Stock covered by an Award shall be determined by the Committee. Each Award shall vest and be exercisable in such installments as the Committee shall determine and, unless otherwise provided in an agreement relating to the individual Award, shall not be exercisable for at least six months after grant. The exercise price for Awards may be paid in cash, shares of Common Stock already held by the Participant, or, if authorized by the Committee, through a secured promissory note in favor of the Company.

 Fair Market Value of Common Stock

  For purposes of the Plan, the fair market value of a share of Common Stock shall be determined by reference to the closing price of the Common Stock for the date on which the Option is granted or exercised as subsequently reported in The Wall Street Journal, or if no prices are quoted for that day, the last preceding day on which prices are quoted, as the case may be (or if for any reason no such price is available, in such manner as the Committee deems appropriate.) On March 17, 1997, the closing price of the Common Stock as reported in The Wall Street Journal was $53 3/8 per share.

GRANTS UNDER THE 1997 PLAN

  No Awards will be granted under the Plan prior to shareholder approval of the Plan. Determinations as to who will be selected in the future as Participants in the Plan and the amounts of their Awards have not been made. Since no such determinations have yet been made, it is not possible to state the terms of any individual Awards which may be issued under the Plan or the names or positions or respective amounts of the allotment to any individual who may participate.

TRANSFERABILITY

  Unless otherwise provided in an agreement relating to an Award, no Award may be transferred, other than by will or the laws of descent and distribution, and may not be pledged or otherwise encumbered either voluntarily or by operation of law.

CESSATION OF SERVICES

  Unless otherwise provided in an agreement relating to an Award, if a Participant ceases to provide services to the Company or any of its subsidiaries or affiliates other than as a result of death, disability, retirement or for substantial cause, the participant shall have 90 days to exercise any vested Awards. After such 90 days, all outstanding Awards shall terminate. If a Participant's services are terminated for substantial cause, the Participant's Awards shall terminate as of the date of termination of services.

RETIREMENT, DEATH OR DISABILITY

  Following the retirement, death or long-term disability of a Participant while providing services to the Company, a subsidiary or affiliate, the Participant shall have one year to exercise the Participant's outstanding Awards to the extent such Awards are vested at the time of such event, after which all unexercised Awards of the Participant shall terminate.

ADJUSTMENT PROVISIONS

  If there is a stock split, stock dividend or similar change affecting the Company's Common Stock, appropriate adjustments may be made in the number of shares that may be issued in the future and the number of shares and price of all outstanding Awards made before such event.

  Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property, or more than eighty percent (80%) of the then outstanding stock, of the Company to another corporation, the Plan shall terminate; provided, however, that notwithstanding the foregoing, the Board shall provide in writing in connection with such transaction for any one or more of the following alternatives: (i) for each Award theretofore granted to become immediately exercisable; (ii) for the assumption by the successor corporation of the Award granted or the substitution by such corporation for such Award with new Awards covering the stock of the successor corporation, or a parent or subsidiary thereof; (iii) the continuance of the Plan by such successor corporation in which event the Plan and Awards shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Awards.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Plan or amend the terms of the Plan at any time, subject to the prior approval of the Company's shareholders if applicable law requires such approval or if such shareholder approval is deemed desirable by the Committee in order to obtain or preserve certain benefits or achieve a "safe harbor" status. No amendment, suspension or termination of the Plan shall in any case modify, amend, alter or impair any rights or obligations under any Award previously granted under the Plan without the consent of the Participant.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. A Participant will not realize taxable income upon the grant or exercise of an ISO under the Plan. If the Participant does not dispose of shares issued upon exercise of an ISO within two years from the date of grant or within one year from the date of exercise, then upon the sale of such shares, any amount realized in excess of the exercise price is taxed to the Participant as long-term capital gain, and any loss sustained will be a long-term capital loss. No deduction would be allowed to the Company for Federal income tax purposes. The exercise of ISO's gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the Participant. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), the Participant would realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price thereof, and the Company would be entitled to deduct such amount. Any further gain realized would be taxed as a short-term or long-term capital gain and would not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

  Non-qualified Stock Options and SAR's. No income is realized by the Participant at the time a non-qualified option or SAR is granted. Upon exercise, the Participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction for the Company.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE UNITRIN, INC. 1997 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2. EACH PROXY WILL BE VOTED FOR THIS PROPOSAL UNLESS SPECIFIED OTHERWISE ON SUCH PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP has been selected as the Company's independent public accountants for the year 1997. It is expected that a representative of KPMG Peat Marwick LLP will be present at the meeting. Such representative may make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than Proposals 1 and 2 should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS IN CONNECTION WITH THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

  Pursuant to regulations of the Securities and Exchange Commission, shareholders who intend to submit proposals for inclusion in the Company's proxy materials for the 1998 annual meeting must do so no later than December 10, 1997. This requirement is independent of certain other notice requirements of the Company's Amended and Restated By-Laws described below in this paragraph. Shareholder nominations of persons for selection to the Board of Directors are not eligible for inclusion in the Company's proxy materials and may only be made in accordance with the procedure described hereafter. Pursuant to the Company's Amended and Restated By-Laws, nominations of persons for selection to the Board of Directors and the proposal of business to be considered by shareholders may in each case be made at the 1998 annual meeting by any shareholder of record who gives written notice to the Company of such nominations or proposals not less than sixty days nor more than 90 days prior to the first anniversary of the 1997 annual meeting. In the event that the date of the 1998 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such nominations and proposals must be delivered to the Company no earlier than 90 days prior to the 1998 annual meeting and no later than the close of business on the later of (i) the 60th day prior to the 1998 annual meeting, or (ii) the 10th day following the day on which public announcement of the date of the 1998 annual meeting is first made. All such shareholder proposals and notices should be submitted to Scott Renwick, Secretary, Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601.

                                   FORM 10-K

  SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN FOR NO CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 1996, UPON WRITTEN REQUEST TO SCOTT RENWICK, SECRETARY, UNITRIN, INC., ONE EAST WACKER DRIVE, CHICAGO, ILLINOIS 60601.

                                          By Order of the Board of Directors


                                          /s/ Scott Renwick
                                          Scott Renwick
                                          Secretary

April 9, 1997

                                   EXHIBIT A

                                 UNITRIN, INC.
                             1997 STOCK OPTION PLAN

1. PURPOSE

  The purpose of the Unitrin, Inc. 1997 Stock Option Plan is to secure for Unitrin, Inc. and its shareholders the benefits arising from stock ownership by selected executive and other key employees of Unitrin, Inc. or its subsidiaries or affiliates and such other persons as the Committee (as defined hereafter) may from time to time determine.

2. DEFINITIONS

  As used herein, the following words or terms have the meanings set forth below:

    "BOARD" means the Board of Directors of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

    "COMMITTEE" means the Stock Option Committee of the Board or any successor committee. The Committee shall be composed of two or more persons who qualify both as "outside directors" under Section 162(m) of the Code and related regulations and "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, or any successor provisions.

    "COMPANY" means Unitrin, Inc., a Delaware corporation.

    "CONSTRUCTIVE OR ACTUAL DELIVERY" means either: (i) presentation to the Company of a recent brokerage account statement or other written evidence satisfactory to the Committee evidencing beneficial ownership by the Participant of shares of Stock other than shares held in 401(k), pension, IRA or similar accounts, or (ii) physical delivery of certificates evidencing shares of Stock, properly indorsed for transfer to the Company or with an appropriately executed stock power.

    "DISABILITY" means a physical or mental disability of such a nature that it would qualify a Participant for benefits under the long-term disability insurance plan of Unitrin, Inc., or one of its subsidiaries or affiliates.

    "EXERCISE PRICE" means the price at which the Stock underlying an Option granted under this Plan may be purchased upon exercise of the Option.

    "FAIR MARKET VALUE," as used to refer to the price of a share of Stock on a particular day, means the closing price for the Common Stock for that day as subsequently reported in The Wall Street Journal, or if no prices are quoted for that day, the last preceding day on which such prices of Stock are so quoted (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the fair market value.)

    "ISO" means an Option that satisfies the requirements of Section 422(b) of the Code and any regulations promulgated thereunder from time to time, or any successor provisions thereto.

    "NON-QUALIFIED OPTION" means an Option that does not satisfy the requirements for an ISO.

    "OPTION" means an option, including a Non-Qualified Option, an ISO and a Restorative Option, granted to a Participant under this Plan to purchase a designated number of shares of Stock.

    "OPTION AGREEMENT" means an agreement between the Company and a Participant evidencing the terms and conditions of a particular Option.

    "PARTICIPANT" means an individual selected by the Committee to receive an Option under the Plan.

    "REPRESENTATIVE" means an executor, administrator, guardian, trustee or other representative of a Participant who has legal authority to exercise such Participant's Options or Stock Appreciation Rights on behalf of such Participant or such Participant's estate.

    "RESTORATIVE OPTION" means an Option granted to a Participant under
  Section 8 of the Plan.

    "RETIREMENT" means the termination of employment with the Company and/or its subsidiaries or affiliates by a Participant after attaining age 55, where such Participant does not continue to render services as a consultant, advisor or director to the Company or any such subsidiaries or affiliates.

    "STOCK" means the Common Stock of the Company.

    "STOCK APPRECIATION RIGHT" means a stock appreciation right granted pursuant to Section 9 of the Plan.

    "SUBSTANTIAL CAUSE" means (a) the commission of a criminal act against, or in derogation of, the interests of the Company or its subsidiaries or affiliates; (b) knowingly divulging confidential information about the Company or its subsidiaries or affiliates to a competitor or to the public or using such information for personal gain; or (c) the performance of any similar action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests of the Company or its subsidiaries or affiliates to constitute substantial cause for the termination of services by a Participant as an employee, director, consultant or advisor. Nothing in this Plan shall be construed to imply that a Participant's employment may only be terminated for Substantial Cause.

3. THE COMMITTEE

  a) ADMINISTRATION. The Plan shall be administered by the Committee, which shall have authority: (i) to construe and interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan, (ii) to make all determinations as to eligibility pursuant to Section 5 of the Plan, (iii) to grant Options and Stock Appreciation Rights as more fully described in Section 3(b) below, (iv) to approve and determine the duration of leaves of absence which may be granted to Participants without constituting a termination of their employment for the purposes of the Plan, and (v) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their Representatives, successors in interest and beneficiaries. Any action of the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

  b) GRANTING AUTHORITY. Subject to the provisions of the Plan, the Committee shall have sole authority and discretion to determine the Participants to whom and the time or times at which Options shall be granted, whether an Option will be an ISO or a Non-Qualified Option, whether to couple a Stock Appreciation Right with an Option and the terms of such Right, the number of shares of Stock to be subject to each Option, the Exercise Price, the number of installments, if any, in which each Option may vest, and the expiration date of each Option.

4. SHARES SUBJECT TO PLAN

  Subject to adjustment as provided in Section 14 hereof, the maximum number of shares of Stock which may be issued pursuant to the exercise of Options and Stock Appreciation Rights granted under the Plan shall not exceed two million (2,000,000) shares in total. The maximum number of shares that may be granted to an individual Participant under the Plan shall be one-third of such total. If any Option granted under the Plan shall expire or terminate for any reason (other than surrender at the time of exercise of a related Stock Appreciation Right provided for in paragraph 9 hereof), without having been exercised in full, the unpurchased shares subject thereto shall again be available for Options to be granted under the Plan. Any shares of Stock that are used by Constructive or Actual Delivery as full or partial payment for the Exercise Price of an Option and/or the withholding taxes arising from the exercise of such Option, or that are withheld from the shares that would otherwise be issued upon exercise of such Option in full or partial payment of such withholding taxes, shall in each case be added to the aggregate number of shares of Stock available for issuance under this Plan.

5. ELIGIBILITY

  The following persons shall be eligible to receive grants of Options and Stock Appreciation Rights under this Plan:

    a) all executive and other key employees of the Company or of any subsidiary or affiliate of the Company who are designated as such by the Committee in its sole discretion;

    b) directors of the Company who are regular employees of the Company or any such subsidiary or affiliate; and

    c) key persons selected by the Committee in its sole discretion who render services to the Company or its subsidiaries or affiliates as consultants or advisors, but such persons shall only be eligible to receive Non-Qualified Options (including Restorative Options issued with respect to such Options).

6. TERMS OF OPTIONS

  A) DURATION. Each Option and all rights associated therewith, shall expire on such date as the Committee may determine, subject to earlier termination as provided herein. All Options granted under this Plan shall be granted on or before December 31, 2006.

  B) EXERCISE PRICE. The Exercise Price of the Stock covered by each Option shall be determined by the Committee.

  C) VESTING. Each Option granted under this Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine, and, unless otherwise specified in an Option Agreement, no Option shall be exercisable for at least six months after grant except in the case of the death or Disability of the Participant.

  D) NON-TRANSFERABILITY. Unless otherwise provided in an Option Agreement, an Option (and any accompanying Stock Appreciation Right) granted under the Plan shall, by its terms, be non-transferable by the Participant, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant (or, in the case of the incapacity of the Participant, by the Participant's Representative) regardless of any community property interest therein of the spouse of the Participant, or such spouse's successors in interest. If the spouse of the Participant shall have acquired a community property interest in such Option (or accompanying Stock Appreciation Right), the Participant, or the Participant's Representative, may exercise the Option (or accompanying Stock Appreciation Right) on behalf of the spouse of the Participant or such spouse's successors in interest.

  E) OPTION AGREEMENTS. The terms of each Option granted pursuant to this Plan shall be evidenced by an Option Agreement in a form approved by the Committee and signed by both the Company and the Participant, except that a Restorative Option may be evidenced by a certificate reciting the essential terms of such Option and signed only by the Company.

7. EXERCISE OF OPTIONS

  A) NOTICE BY PARTICIPANT. Each Participant (or such Participant's Representative) who desires to exercise an Option shall give advance written notice of such exercise to the Company in such form as may be prescribed from time to time by the Committee.

  B) PAYMENT FOR EXERCISES. The Exercise Price of an Option shall be paid in full at the time of exercise of such Option: (i) by check payable to the order of the Company, (ii) by Constructive or Actual Delivery, (iii) by wire transfer or other means acceptable to the Committee, (iv) if authorized by the Committee, by a promissory note made by the Participant in favor of the Company, upon such terms and conditions and secured by such collateral as may be required by the Committee, or (v) any combination of the foregoing acceptable to the Committee. Shares of Stock used by Constructive or Actual Delivery to satisfy the Exercise Price of an Option shall be valued at their Fair Market Value on the date of exercise.

  C) PARTIAL EXERCISES. No Option may be exercised for a fraction of a share and no partial exercise of any Option may be made for less than fifty (50) shares.

  D) WITHHOLDING TAXES. Upon the exercise of a Non-Qualified Option or a Stock Appreciation Right, the Company shall have the right to: (i) require such Participant (or such Participant's Representative) to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such exercise, or (ii) deduct from all amounts paid in cash with respect to the exercise of a Stock Appreciation Right the amount of any taxes which the Company may be required to withhold with respect to such cash amounts.

  A Participant or such Participant's Representative may elect to satisfy all or any portion of the tax withholding obligations arising from the exercise of an Option or Stock Appreciation Right either by: (i) Constructive or Actual Delivery, or (ii) directing the Company to withhold shares that would otherwise be issued pursuant to such exercise. Shares of Stock used in either of the foregoing ways to satisfy tax withholding obligations will be valued at their Fair Market Value on the date of exercise.

8. GRANT OF RESTORATIVE OPTIONS

  Subject to the remaining provisions of this Section 8, if a Participant elects to pay some or all of the Exercise Price of an Option (the "Underlying Option") and/or any related withholding taxes by Constructive or Actual Delivery (or, in the case of such taxes, by directing the Company to withhold shares that would otherwise be issued upon exercise of such Underlying Option), then such Participant shall be granted a Restorative Option to purchase additional shares of Stock. The number of shares of Stock subject to the Restorative Option shall be equal to the sum of: (a) any shares used by Constructive or Actual Delivery to pay the Exercise Price and/or the related withholding taxes, and (b) any shares withheld in connection with the exercise in payment of withholding taxes. The Exercise Price of the Restorative Option shall be equal to one hundred percent (100%) of the Fair Market Value of the Stock on the date the Underlying Option is exercised. The Restorative Option shall be fully vested beginning six months after the date of its grant and shall expire on the expiration date of the Underlying Option. All other terms of the Restorative Option shall be identical to the terms of the Underlying Option. No Restorative Option shall be granted: (i) to any Participant who is not actively employed by the Company or one of its subsidiaries or affiliates on the date of exercise of the Underlying Option or who is not then rendering services to the Company or any such subsidiaries or affiliates as a consultant, advisor or director, or (ii) if, on the date of exercise of the Underlying Option such Option would be scheduled to expire within six months.

9. STOCK APPRECIATION RIGHTS

  If deemed appropriate by the Committee, any Option may be coupled with a Stock Appreciation Right at the time of the grant of the Option, or the Committee may grant a Stock Appreciation Right to any Participant at any time after granting an Option to such Participant but prior to the expiration date of such associated Option. Such Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose, provided that:

    (a) A Stock Appreciation Right shall be exercisable to the extent, and only to the extent, the associated Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the Option);

    (b) A Stock Appreciation Right shall entitle the Participant to surrender to the Company unexercised the Option to which it is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the Fair Market Value of one share over the Exercise Price per share specified in such Option, multiplied by the number of shares subject to the Option, or portion thereof, which is so surrendered; and

    (c) The Committee may elect to settle, or the Stock Appreciation Right may permit the Participant to elect to receive (subject to approval by the Committee), any part or all of the Company's obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash equal to the aggregate Fair Market Value of that part or all of the shares it would otherwise be obligated to deliver, provided that in no event shall cash be payable to an officer or director of the Company upon exercise of a Stock Appreciation Right: (i) if the Stock Appreciation Right was exercised during the first six months of its term; or (ii) unless the transaction is otherwise exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934.

10. HOLDING OF STOCK AFTER EXERCISE OF OPTION

  At the discretion of the Committee, any Option Agreement may provide that the Participant, by accepting such Option, represents and agrees, for the Participant and the Participant's permitted transferees, that none of the shares purchased upon exercise of the Option or any accompanying Stock Appreciation Right will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state "blue sky" laws, and the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to that effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act of 1933 or state "blue sky" law by such person.

11. CESSATION OF SERVICES

  Unless otherwise specified in an Option Agreement or approved in writing by the Committee, if a Participant ceases to provide services to any of the Company, its subsidiaries and affiliates as an employee, director, consultant or advisor, other than as a result of the Participant's Retirement, death or Disability, the Participant's outstanding Options (and any accompanying Stock Appreciation Rights) shall, to the extent such Options are already vested, be exercisable for a period of 90 days after the date such Participant ceases to provide all such services and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Committee shall not be deemed a cessation of services for purposes of this paragraph, but no Option (or accompanying Stock Appreciation Right) may be exercised during any such leave of absence, except during the first 90 days thereof unless otherwise agreed to in writing by the Committee. If a Participant's services as an employee, director, consultant or advisor are terminated for Substantial Cause, all of the Participant's outstanding Options (and accompanying Stock Appreciation Rights) will terminate as of the date of such termination.

12. RETIREMENT, DEATH OR DISABILITY OF PARTICIPANT

  Upon the Retirement of a Participant or upon such Participant's death or Disability while employed by the Company or one of its subsidiaries or affiliates or while such Participant was providing services thereto as a director, consultant or advisor, the Participant's outstanding Options (and any accompanying Stock Appreciation Rights) shall expire one (1) year after the date of such Retirement, death or Disability unless by their terms they expire sooner. During such period after the death of a Participant, such Options (and any accompanying Stock Appreciation Rights) may, to the extent that they were vested but unexercised on the date of death, be exercised by the Participant's Representative.

13. PRIVILEGES OF STOCK OWNERSHIP

  No Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Stock issuable upon exercise of any Option or Stock Appreciation Right until certificates representing such shares shall have been issued and delivered. No shares shall be issued and delivered upon the exercise of any Option or accompanying Stock Appreciation Rights unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of The Nasdaq Stock Market or any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

14. ADJUSTMENTS

  If the outstanding shares of the Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options (and accompanying Stock Appreciation Rights) may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Option but with a corresponding adjustment in the Exercise Price for each share or other unit of any security covered by the Option.

  Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding Stock of the Company to another corporation, this Plan shall terminate; provided, however, that notwithstanding the foregoing, the Board shall provide in writing in connection with such transaction for any one or more of the following alternatives (separately or in combinations); (i) for each Option and any accompanying Stock Appreciation Rights theretofore granted to become immediately exercisable notwithstanding the provisions of Section 6(c) hereof, (ii) for the assumption by the successor corporation of the Options and Stock Appreciation Rights theretofore granted or the substitution by such corporation for such Stock Appreciation Rights theretofore granted or the substitution by such corporation for such Options and rights of new Options and rights covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the Options and any accompanying Stock Appreciation Rights therefore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Options and rights.

  Adjustments under this paragraph shall be made by the Committee, whose determination as to which adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the plan on any such adjustment.

  At the discretion of the Committee, any Option Agreement may contain provisions to the effect that upon the happening of certain events, including a change in control (as defined by the Committee in such Option Agreement) of the Company, any outstanding Options and accompanying Stock Appreciation Rights not theretofore vested shall immediately become vested and exercisable in their entirety, notwithstanding any of the other provisions of the Option.

15. AMENDMENT AND TERMINATION OF PLAN

  The Board may at any time suspend or terminate the Plan or amend or revise the terms of the Plan. In the event that any provision of applicable law mandates that any such amendment or revision be approved by the Company's shareholders, then such amendment or revision shall be submitted to such shareholders for approval or ratification within a time period that satisfies such law. In the case of other laws that require shareholder approval of amendments or revisions as a condition to receiving or preserving certain benefits (e.g., deductibility of certain compensation under Section 162(m) of the Code) or achieving a "safe harbor" status, the Board shall have sole discretion to determine whether or not to submit amendments and revisions to the Company's shareholders for approval.

  Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall, without specific action of the Board and the consent of the Option holder, in any way modify, amend, alter or impair any rights or obligations under any Option or accompanying Stock Appreciation Right theretofore granted under the Plan.

16. EFFECTIVE DATE OF PLAN

  Effectiveness of the Plan is subject to approval by the holders of the outstanding Stock of the Company. The Plan shall be deemed approved by the holders of the outstanding Stock of the Company by the affirmative vote of the holders of a majority of the shares of Stock of the Company represented and voting at a duly held meeting at which a quorum is present (including abstentions to the extent abstentions are counted as voting under applicable state law). Any Options granted under the Plan prior to obtaining such shareholder approval shall be granted under the conditions that the Options so granted: (1) shall not be exercisable prior to such approval, and (2) shall become null and void if such shareholder approval is not obtained.

[UNITRN LOGO]                                                      P R O X Y
One East Wacker Drive
Chicago, Illinois 60601                           Annual Meeting of Shareholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints Jerrold V. Jerome and Richard C. Vie as Proxies, each with power of substitution, to vote all shares of Unitrin, Inc. common stock of the undersigned held as of March 17, 1997, at the Annual Meeting of Shareholders of Unitrin, Inc., to be held at The First Chicago Center, One First National Plaza, Dearborn and Madison Streets, Chicago, Illinois 60670, at 10:00 a.m. on May 14, 1997, and at any adjournment thereof, upon the following matters. This card also constitutes voting instructions for all shares, if any, credited to the account of the undersigned in the Unitrin 401K Savings Plan.

(1) ELECTION OF DIRECTORS. Nominees for director are:
             James E. Annable    Fayez S. Sarofim
             Reuben L. Hedlund   Henry E. Singleton
             Jerrold V. Jerome   Richard C. Vie
             George A. Roberts


(2) Proposal to approve the Unitrin, Inc. 1997 Stock Option Plan.

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


PLEASE SIGN AND DATE THIS CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.
                                                                SEE REVERSE
                                                                    SIDE

[X] Please mark your votes as in this example.                            0599

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2).


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) AND (2).
--------------------------------------------------------------------------------



1. Election of Directors
   FOR [_]   WITHHELD [_]

   For, except vote withheld from the following nominee(s):

   --------------------------------------------------------------------------

2. Unitrin, Inc. 1997 Stock Option Plan
   FOR [_]   AGAINST [_]   ABSTAIN [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.





   [_] Please check this box if you plan to attend the meeting.


                                           Please sign exactly as your name(s)
                                           appears hereon. All joint tenants
                                           should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, give full title
                                           as such. If a corporation, sign the
                                           full corporate name by an authorized
                                           officer. If a partnership, sign in
                                           partnership name by authorized
                                           person.

                                           -----------------------------------

                                           -----------------------------------
                                           SIGNATURE(S)                 DATE